As filed with the Securities and Exchange Commission on May 2, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

FIRST COMMUNITY BANCSHARES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	55-0694814
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One Community Place
Bluefield, Virginia 24605
(276) 326-9000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John M. Mendez
President and Chief Executive Officer.
First Community Bancshares, Inc.
One Community Place
Bluefield, Virginia 24605
(276) 326-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $1.00 par value	$2,900,000	$89.03

(1)	The shares of common stock being registered were issued to the selling stockholders named herein pursuant to a stock purchase agreement signed on November 30, 2006.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. This number includes shares that may be issued in the future if all of the conditions to future issuances detailed below are met. Pursuant to Rule 416 of the Securities Act of 1933, an indeterminate number of shares of common stock may be issued in connection with a stock split, stock dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of common stock.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 2, 2007
PROSPECTUS
FIRST COMMUNITY BANCSHARES, INC.
79,111 SHARES OF COMMON STOCK
     This prospectus relates to the resales of shares of common stock previously issued, or to be issued, by First Community Bancshares, Inc. to the former stockholders of Investment Planning Consultants, Inc., or IPC, in connection with our acquisition of IPC. This prospectus includes 39,874 shares of our common stock that were issued to the selling stockholders at the closing of our acquisition of IPC on November 30, 2006, and also includes an additional 39,237 shares of common stock, which is an estimate of an aggregate number of shares of common stock that we may issue to the selling stockholders in the future if certain agreed upon financial milestones are met and such selling stockholders are eligible to receive the earn out payments in 2008, 2009, 2010, and 2011, which are payable in shares of common stock.
     We will not receive any proceeds from the sale of these shares.
     The selling stockholders identified in this prospectus or their pledges, donees, transferees or other successors-in-interest may offer and sell the shares from time to time through private or public transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 9. Each selling stockholder has advised us that no sale or distribution other than as disclosed herein will be effected until after this prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. Selling commissions, brokerage fees, any applicable stock transfer taxes and any fees and disbursements of counsel to the selling stockholders are payable individually by the selling stockholders.
     Our common stock is traded on the NASDAQ Global Select Market under the symbol “FCBC.” On May 1, 2007, the closing sale price of the common stock on the NASDAQ Global Select Market was $32.80 per share. You are urged to obtain current market quotations for the common stock.

     The shares offered in this prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 4 in determining whether to purchase our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

     These securities are not savings or deposit accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, Deposit Insurance Fund or any other governmental agency.
The date of this prospectus is May 2, 2007.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

PROSPECTUS SUMMARY
     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”
     Unless the context otherwise requires references in this prospectus to “First Community,” “we,” “us,” and “our” refer to First Community Bancshares, Inc. and its subsidiaries. Our wholly-owned subsidiary, First Community Bank, N.A. shall be referred to as the “Bank.”
     We have not authorized any dealer, salesperson or other person to provide you with information different from that contained or incorporated by reference in this prospectus. You should not rely on any unauthorized information. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.
First Community Bancshares, Inc.
     We are a one-bank holding company incorporated in the State of Nevada that serves as the holding company for First Community Bank, N. A., a national association, or the Bank. The Bank provides financial, trust and investment advisory services to individuals and commercial customers through fifty branch locations, six loan production offices, and four wealth management offices located in the four states of Virginia, West Virginia, North Carolina and Tennessee. As part of our strategic review of our branch network, in 2006, we sold our Drakes Branch, Virginia and Rowlesburg, West Virginia branch offices. In 2007, we are expanding our branch network by opening five new branch offices. Two locations in the Winston-Salem, North Carolina, area were opened during the first quarter of 2007. The remaining locations are Mechanicsville, Virginia, and Daniels and Summersville, West Virginia. These three locations are all in various stages of construction, and are anticipated to be open by the third quarter of 2007. On November 30, 2006, we acquired Investment Planning Consultants, Inc., or IPC, an SEC-registered investment advisory firm that offers wealth management and investment advice. This acquisition expanded our wealth management and investment advice operations. Our wealth management group, comprised of the Bank and IPC, managed assets with a market value of $861 million at December 31, 2006.
     We are a bank holding company, and the banking operations are expected to remain the principal business and major source of our revenue. We provide a mechanism for ownership of the subsidiary banking operations, provide capital funds as required, and serve as a conduit for distribution of dividends to stockholders. We also consider and evaluate options for growth and expansion of the existing subsidiary banking operations. We currently derive substantially all of our revenues from dividends paid to us by the Bank. Dividend payments by the Bank are determined in relation to earnings, asset growth and capital position and are subject to certain restrictions by regulatory agencies.
     At December 31, 2006, we had consolidated total assets of $2.03 billion, total deposits of $1.4 billion and consolidated stockholders’ equity of $212.7 million. Our common stock is publicly traded on the NASDAQ Global Select Market under the symbol “FCBC.”
     Our principal executive offices are located at One Community Place, Bluefield, Virginia 24605. Our telephone number is (276) 326-9000. Our website is located at www.fcbinc.com. The information on our website is not part of this prospectus.

The Offering

Common Stock Offered by the selling stockholders	79,111 shares (1)

Use of Proceeds	Our company will not receive any proceeds from the sale of shares in this offering.

NASDAQ Global Select Market Symbol	FCBC

(1)	Includes 39,874 shares of our common stock having a value of $1.465 million that was issued to the former IPC stockholders, plus 39,237 shares, which is an estimate of the number of whole shares that may be issued to such stockholders in the future if certain thresholds set forth in our stock purchase agreement with such stockholders are met. We have assumed that an aggregate of 39,237 additional shares, valued at $1.435 million, will be issued in the future pursuant to “earn-out” and “additional earn-out” deferred compensation payments to such stockholders, which are described under “Issuance of Common Stock to Selling Stockholders” and “Selling Stockholders.” The number of shares of our common stock to be issued to former IPC stockholders for earn-out payments and additional earn-out payments in the future has not yet been determined and is therefore estimated herein. For purposes of this estimate, we assumed (1) that all of the earn-out payments and additional earn-out payments will be paid to each of the former IPC stockholders and (2) that average closing price used to determine the number of shares issued was $36.57, which is the average closing price of our common stock for 20 trading days prior to May 1, 2007.

RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with the other information contained in, or incorporated by reference into, this prospectus before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.
Our company and our subsidiary business are subject to interest rate risk and variations in interest rates may negatively affect its financial performance.
     We are unable to predict actual fluctuations of market interest rates with complete accuracy. Rate fluctuations are affected by many factors, including inflation, recession, a rise in unemployment, a tightening of the money supply and domestic and international disorder and instability in domestic and foreign financial markets.
     Changes in the interest rate environment may reduce profits. We expect that our company and the Bank will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. Changes in levels of market interest rates could materially and adversely affect our net interest spread, levels of prepayments and cash flows, the market value of our securities portfolio, and overall profitability.
The Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent we require such dividends in the future, may affect our ability to pay our obligations and pay dividends.
     We are a separate legal entity from the Bank and its subsidiaries and do not have significant operations of our own. We currently depend on the Bank’s cash and liquidity as well as dividends to pay our company’s operating expenses and dividends to shareholders. No assurance can be made that in the future the Bank will have the capacity to pay the necessary dividends and that our company will not require dividends from the Bank to satisfy our company’s obligations. The availability of dividends from the Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of the Bank and other factors that the OCC, the Bank’s primary regulator, could assert that payment of dividends or other payments by the Bank are an unsafe or unsound practice. In the event the Bank is unable to pay dividends sufficient to satisfy our obligations or is otherwise unable to pay dividends to our company, we may not be able to service our obligations as they become due, including payments required to be made to the FCBI Capital Trust, a business trust subsidiary of our company, or pay dividends on our common stock. Consequently, the inability to receive dividends from the Bank could adversely affect our company’s financial condition, results of operations, cash flows and prospects.
The Bank’s allowance for loan losses may not be adequate to cover actual losses.
     Like all financial institutions, the Bank maintains an allowance for loan losses to provide for probable losses. The Bank’s allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect the Bank’s operating results. The Bank’s allowance for loan losses is determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan resolution, changes in the size and composition of the loan portfolio, and industry information. Also included in management’s estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which are uncertain. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond the Bank’s control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review the Bank’s loans and allowance for loan losses. While we believe that the Bank’s allowance for loan losses is adequate to provide for probable losses, we cannot assure you that we will not need to increase the Bank’s allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially and adversely affect the Bank’s earnings and profitability.

Our company’s business is subject to various lending and other economic risks that could adversely impact our company’s results of operations and financial condition.
     Changes in economic conditions, particularly an economic slowdown, could hurt our business. Our business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, and changes in governmental monetary and fiscal policies and inflation, all of which are beyond our company’s control. A deterioration in economic conditions, in particular an economic slowdown within our company’s geographic region, could result in the following consequences, any of which could hurt our business materially:
•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

•	collateral for loans made by our company may decline in value, in turn reducing a client’s borrowing power, and reducing the value of assets and collateral associated with our company’s loans held for investment.
A downturn in the real estate market could hurt our business.
     Our business activities and credit exposure are concentrated in Virginia, West Virginia, North Carolina, Tennessee and the surrounding region. A downturn in this regional real estate market could hurt our company’s business because of the geographic concentration within this regional area. If there is a significant decline in real estate values, the collateral for our loans will provide less security. As a result, our company’s ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans.
Our company’s level of credit risk is increasing due to its focus on commercial lending, and the concentration on small businesses and middle market customers with heightened vulnerability to economic conditions.
     Commercial business and commercial real estate loans generally are considered riskier than single-family residential loans because they have larger balances to a single borrower or group of related borrowers. Commercial business and commercial real estate loans involve risks because the borrower’s ability to repay the loan typically depends primarily on the successful operation of the business or the property securing the loan. Most of the commercial business loans are made to small business or middle market customers who may have a heightened vulnerability to economic conditions. Moreover, a portion of these loans have been made or acquired by our company in the last several years and the borrowers may not have experienced a complete business or economic cycle.
The Bank may suffer losses in its loan portfolio despite its underwriting practices.
     The Bank seeks to mitigate the risks inherent in the Bank’s loan portfolio by adhering to specific underwriting practices. These practices include analysis of a borrower’s prior credit history, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although the Bank believes that its underwriting criteria are appropriate for the various kinds of loans it makes, the Bank may incur losses on loans that meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves in the Bank’s allowance for loan losses.
Our company and its subsidiaries are subject to extensive regulation which could adversely affect them.
     Our company and its subsidiaries’ operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our company’s operations. We believe that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and regulations applicable to it are subject to regular modification and change. There are various laws, rules and regulations that impact our operations, including, among other things, matters pertaining to corporate governance, requirements for listing and maintenance on national securities exchanges and over the counter markets, Securities and Exchange Commission (“SEC”) rules pertaining to public reporting disclosures and banking regulations governing the amount of loans that a financial institution, such as the Bank, can acquire for investment from an affiliate. In addition, the Financial Accounting Standards Board (“FASB”) made changes which require, among other things, the expensing of the fair value of stock options. These laws, rules and regulations, or any other laws, rules or regulations, that may be adopted in the future, could make compliance more difficult or expensive, restrict our company’s ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by the Bank and otherwise adversely affect our company’s business, financial condition or prospects.
We face strong competition from other financial institutions, financial service companies and other organizations offering services similar to those offered by our company and our subsidiaries, which could hurt our company’s business.
     Our company’s business operations are centered primarily in Virginia, West Virginia, North Carolina, Tennessee and the surrounding region. Increased competition within this region may result in reduced loan originations and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the types of loans and banking services that we offer. These competitors include other savings associations, national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, the Bank’s competitors include other state and national banks and major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns.
     Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger clients. These institutions, particularly to the extent they are more diversified than our company, may be able to offer the same loan products and services that we offer at more competitive rates and prices. If we are unable to attract and retain banking clients, we may be unable to continue the Bank’s loan and deposit growth and our business, financial condition and prospects may be negatively affected.
USE OF PROCEEDS
     The proceeds from the sale of shares of common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of our counsel and our accountants.
ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS
     On November 30, 2006, we entered into a Stock Purchase Agreement, hereinafter referred to as the stock purchase agreement, with the Bank, IPC and Mr. Ronald L. Campbell, Mr. Michael S. Patton, Mr. Samuel G. Hill and Ms. Kristin N. Chmara, hereinafter referred to as the former IPC stockholders, providing for the purchase of all of the outstanding stock of IPC by us in exchange for shares of our common stock. The purchase of the IPC shares was completed on November 30, 2006. At the closing, we issued 39,874 shares of our common stock having a value of $1.465 million to the former IPC stockholders as the initial payment for all of the outstanding IPC stock, with each former IPC stockholder receiving that number of shares equal to their percentage ownership of IPC prior to the closing. In addition, we agreed to pay up to $1.435 million of additional deferred consideration payable in shares of our common stock to the former IPC stockholders in installments, subject to satisfaction of certain conditions, including (i) certain agreed upon financial performance goals being achieved during the applicable year, as discussed below, and (ii) the continued employment of that particular former IPC stockholder with IPC during the applicable year.
     Each of the first three of the deferred payments, which are discussed below, are referred to as an “earn-out payment” and each of the final two installment payments are referred to as an “additional earn-out payment.”
     Pursuant to the stock purchase agreement, the former IPC stockholders will be entitled to receive their portion of up to three earn-out payments of our common stock having a value of up to $455,000, $240,000 and $240,000, respectively, provided that IPC’s gross revenues equals or exceeds $1.3 million during the applicable 12-month measuring period, and (ii) any such former IPC stockholder continues to be an employee of IPC during the applicable period. The measuring period for the first earn-out payment is from December 1, 2006 through November 30, 2007, the measuring period for the second earn-out payment is from December 1, 2007 through November 30, 2008 and the measuring period for the third earn-out payment is from December 1, 2008 to November 30, 2009.
     The former IPC stockholders will become entitled to their portion of up to two additional earn-out payments of our common stock having a value of up to $250,000 and $250,000, respectively, provided that, during the applicable measuring period, IPC’s pre-tax net income is in an amount that reflects a compound average annual growth rate of not less than 20 percent. The measuring period for the first additional earn-out payment is the 2009 calendar year, and the measuring period for the second additional earn-out payment is the 2010 calendar year.
     The number of shares we will issue for each earn-out payment and additional earn-out payment, if earned, will be based on the average closing sales price of our common stock for the 20-trading-day period ending on the corresponding earn-out payment date or additional earn-out payment date.
     If IPC fails to meet the financial condition for any earn-out payment or additional earn-out payment during the applicable measuring period, then we will not be required to make any payment to any former IPC stockholder for that corresponding period. In addition to the financial performance condition, each former IPC stockholder must have been employed by IPC for the applicable measuring period in order to receive the applicable earn-out payment or additional earn-out payment, as the case may be. If any former IPC stockholder fails to be employed during and as of the end of any such measuring period, that stockholder will not receive any earn-out payment or additional earn-out payment, if earned, for that measuring period or period thereafter. Other former IPC stockholders that meet the employment condition will not be effected by another stockholder failing to meet this condition.
     This prospectus relates to the resales of shares of our common stock previously issued, or to be issued, by us to the former stockholders of IPC in connection with the stock purchase agreement.
SELLING STOCKHOLDERS
     We have issued, and, if certain requirements are satisfied as discussed under “Issuance of Common Stock to Selling Stockholders,” may in the future issue, the shares of common stock covered by this prospectus in a private placement pursuant to the stock purchase agreement we entered into in connection with our acquisition of IPC on November 30, 2006. The shares of our common stock were issued pursuant to Rule 506 under the Securities Act.
     The following table sets forth certain information known to us with respect to beneficial ownership of our company common stock as of April 30, 2007 by each selling stockholder, as determined in accordance with Rule 13d-3 of the Exchange Act, which is an aggregate of 39,874 shares, and further assumes that the selling stockholders will receive an additional 39,237 shares of our common stock as aggregate additional deferred consideration. Since the additional deferred consideration payable in shares of our common stock cannot be determined until each applicable earn-out period and additional earn-out period has expired and the required conditions met, we have assumed for purposes of reporting the beneficial ownership of the selling stockholders that all of the aggregate additional deferred consideration has been paid to the selling stockholders and that they collectively received 39,237 shares of our common stock. We arrived at this assumed number of shares of our common stock by taking $1.435 million, which is the aggregate value that the selling stockholders could possibly receive if all of the earn-out payments and additional earn-out payments were paid, and dividing that amount by the average closing price of our common stock for 20 trading days prior to May 2, 2007, which was $36.57. Each selling stockholder then received the number of shares of our common stock equal to their percentage ownership of IPC prior to the closing of the acquisition. To the extent that additional deferred compensation is earned, the number of shares we are required to issue may be greater or less than the assumed amount, depending on (i) the prices of our common stock at the dates that we are required to use to determine the number of shares of our common stock to be issued and (ii) whether all of the former IPC Stockholders are otherwise eligible to receive their proportionate shares of our common stock to be issued.
     The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of April 30, 2007 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.
     No selling stockholder has had any material relationship with us or any of our predecessors or affiliates within the last three years.

			Number of
	Shares of Common Stock		Shares of
	Beneficially Owned Prior		Common Stock
Name of Selling	to the Offering		Being
Stockholder	Number	Percentage(1)	Offered(2)(3)
Ronald L. Campbell	31,501	*	62,500
Michael S. Patton	2,791	*	5,537
Samuel G. Hill	2,791	*	5,537
Kirsten N. Chmara	2,791	*	5,537

*	Less than 1%.

(1)	Percentage of beneficial ownership is based on 11,271,302 shares of common stock outstanding as of May 1, 2007.

(2)	Includes the maximum additional shares that the former IPC stockholders can earn, based on an assumed average sales price of $36.57, if each such stockholder continues to be employed by IPC for the applicable periods and IPC meets certain proscribed revenue and income milestones for such applicable periods as described under “Issuance of Common Stock to Selling Stockholders.”

(3)	The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.

PLAN OF DISTRIBUTION
     We have filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, in connection with the future resale of these 79,111 shares of common stock. The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. When we use the term “selling stockholders” in this prospectus, it includes donees, distributees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling stockholder whose name appears in “Selling Stockholders.” The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions; and

•	in options transactions.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.
     The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.
     The selling stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be “underwriters” under the Securities Act and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.
     In order to comply with the securities laws of certain states, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     We have advised the selling stockholders that the anti-manipulation rules under Regulation M of the Exchange Act may apply to sales of the shares of common stock in the market and to the activities of the selling stockholders and their affiliates. The selling stockholders will also be subject to trading windows imposed by us.
     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
     We have agreed to use our best efforts to maintain the effectiveness of this Registration Statement with respect to the shares offered hereunder by the selling stockholders until the earlier of when all the shares have been sold or until such earlier date that all shares shall be saleable without registration pursuant to the Securities Act.
     No sales may be made pursuant to this prospectus after such date unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness. There can be no assurance that the selling stockholders will sell all or any of the shares of common stock offered hereunder.
LEGAL MATTERS
     The validity of our common stock offered by this prospectus will be passed upon for us and the selling stockholders by Patton Boggs LLP.
EXPERTS
     The consolidated financial statements of First Community Bancshares, Inc. at December 31, 2006, and for the year then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Dixon Hughes PLLC, independent registered public accounting firm, and at December 31, 2005, and for each of the two years in the period ended December 31, 2005, by Ernst & Young LLP, independent registered public accounting firm, as set forth in their respective reports thereon incorporated by reference elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”). Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, NE, Room 1580, Washington, DC 20549. You can obtain copies from the public reference room of the SEC at 100 F Street, NE, Room 1580, Washington, DC 20549 upon payment of certain fees. You can call the SEC at 1-800-SEC-0330 or 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s website at www.sec.gov. Our common stock is quoted on the NASDAQ Global Select Market. Reports, proxy and information statements and other information concerning us may be inspected at the NASDAQ Stock Market, at One Liberty Plaza, 165 Broadway, New York, NY 10006.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to incorporate by reference into this prospectus certain of our publicly-filed documents, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below (in each instance, our SEC file number is 000-19297) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we no longer maintain the effectiveness of this Registration Statement, as described under “Plan of Distribution.”
     The following documents filed with the SEC are incorporated by reference in this prospectus:
1.	Our Annual Reports on Form 10-K for the fiscal year ended December 31, 2005, dated March 15, 2006 and fiscal year ended December 31, 2006, dated March 12, 2007.

2.	Our Quarterly Reports on Form 10-Q filed on May 10, 2006, August 9, 2006, and November 8, 2006.

3.	Our Current Reports on Form 8-K filed on April 25, 2006, April 26, 2006, April 28, 2006, May 15, 2006, May 23, 2007, May 25, 2006, June 27, 2007, July 25, 2006, July 26, 2006, August 23, 2006, September 1, 2006, October 6, 2006, October 25, 2006, October 26, 2006, November 30, 2006, December 1, 2006, January 23, 2007, January 24, 2007, February 27, 2007, April 24, 2007, and May 1, 2007.

4.	The description of our Common Stock contained in the Registrant’s Form 8-A as filed with the SEC pursuant to Section 12(g) of the Exchange Act, on May 20, 1991.
     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Robert L. Schumacher, P.O. Box 989, Bluefield, Virginia, 24605.
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     The Nevada General Corporation Law and our certificate of incorporation and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement that may have a later date. The selling stockholders are not making an offer of the common stock in any state where the offer is not permitted.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.
FIRST COMMUNITY BANCSHARES, INC.
79,111 Shares of Common Stock
PROSPECTUS
May 2, 2007

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The Registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee and the NASDAQ fee for listing the additional shares of common stock.

SEC registration fee	$89
Legal fees and expenses	$15,000
Accounting fees and expenses	$15,000
NASDAQ Additional Listing Fee	$0
Miscellaneous expenses	$1,911

Total	$32,000
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Article Eighth of the Registrant’s Articles of Incorporation requires indemnification of the Registrant’s directors and officers and any person serving as such for another corporation at our request, against costs and expenses at any time reasonably incurred by the director or officer arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duty to the Registrant. If, in the judgment of the Board of Directors of the Registrant, a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the Registrant, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be, in addition to, any and all rights to which any director or officer may be entitled as a matter of law.
     The Nevada General Corporation Law provides as follows:
78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.
     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:
(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:
(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.
     Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.
     1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:
(a)	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.
78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.
     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.
     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:
(a)	The creation of a trust fund.

(b)	The establishment of a program of self-insurance.

(c)	The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d)	The establishment of a letter of credit, guaranty or surety.
     No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.
     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.
     4. In the absence of fraud:
(a)	The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b)	The insurance or other financial arrangement:
(1)	Is not void or voidable; and

(2)	Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.
     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of title 57 of NRS.
ITEM 16. EXHIBITS.

Exhibit No.	Description

2.1	Stock Purchase Agreement dated November 30, 2006

3.1	Articles of Incorporation (1)

3.2	Bylaws (2)

4.1	Specimen of Stock Certificate of First Community Bancshares, Inc. (3)

5.1	Opinion of Patton Boggs LLP regarding the legality of the Common Stock being registered.

23.1	Consent of Dixon Hughes PLLC

23.2	Consent of Ernst & Young LLP

23.3	Consent of Patton Boggs LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page of this Registration Statement).

(1)	Incorporated by reference to Exhibit 3.i to the Registrant’s Quarterly Report on 10-Q for the period ending June 30, 2005, filed on August 5, 2005.

(2)	Incorporated by reference to Exhibit 3.ii to the Registrant’s Quarterly Report on 10-Q for the period ending June 30, 2002, filed on August 14, 2002.

(3)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2003, filed on March 15, 2004.
ITEM 17. UNDERTAKINGS.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Bluefield, Commonwealth of Virginia, on May 2, 2007.

FIRST COMMUNITY BANCSHARES, INC.
By:	/s/ John M. Mendez
John M. Mendez
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby makes, constitutes and appoints John M. Mendez or his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Signature	Title	Date

/s/ John M. Mendez John M. Mendez	Director, President, and Chief Executive Officer	May 2, 2007

/s/ David D. Brown David D. Brown	Chief Financial Officer	May 2, 2007

/s/ Allen T. Hamner Allen T. Hamner	Director	May 2, 2007

/s/ B. W. Harvey B. W. Harvey	Director	May 2, 2007

/s/ I. Norris Kantor I. Norris Kantor	Director	May 2, 2007

/s/ A. A. Modena A. A. Modena	Director	May 2, 2007

/s/ William P. Stafford William P. Stafford	Chairman of the Board of Directors	May 2, 2007

/s/ William P. Stafford, II William P. Stafford, II	Director	May 2, 2007